Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC COMMERCIAL TRUST	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC COMMERCIAL TRUST ANNOUNCES COMPLETION OF HOTEL
DISPOSITIONS WITH ONLY 3 OF 32 AMERIHOST PROPERTIES REMAINING
PMC Commercial Trust
AMEX (Symbol: “PCC”)

Dallas, Texas	June 19, 2006
PMC Commercial Trust announced today that the sale of the final hotel property classified as “held for sale” has been completed. During the second quarter of 2006, four properties were sold for gross proceeds of approximately $7.6 million including seller provided financing of approximately $6.8 million. The net book value of the properties was approximately $6.7 million. Any excess of sales proceeds over the net book value of the assets sold will be deferred and recognized using the installment method of accounting.
Andrew Rosemore, Chairman of the Board, stated; “With the sale of these four Amerihost properties during the second quarter of 2006, we have only three properties remaining. This completes our selling process ahead of schedule. We are currently in discussions with third party tenants to lease the remaining three properties. We are particularly pleased to have sold all of our properties “held for sale” in such a short time frame.”
Commencing in 1998, PMC Commercial Trust (“PMC”) acquired 30 hotel properties from Arlington Hospitality Inc. (“Arlington”), which it then leased back to a subsidiary of Arlington. During 2005, Arlington filed for bankruptcy, resulting in an additional two financed properties being repossessed.
Arlington operated substantially all of the remaining properties until mid-January 2006 when the Bankruptcy Court approved the rejection of the leases and PMC assumed operations through third party management companies.
PMC Commercial Trust is a REIT that originates loans to small businesses secured by real estate and owns various hospitality properties.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates,” “will” or words of similar import. Similarly, statements that described the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements can be subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuation of its stock, which could cause actual results to differ materially from those currently anticipated. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.